Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Ameriana Bancorp on Form S-8, (File Nos. 33-31034, 333-04013 and 333-56111) of our report, dated February 4, 2005, except for Note 18 as to which the date is March 11, 2005, on our audits of the consolidated financial statements of Ameriana Bancorp as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which report is included in Ameriana Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

March 23, 2005